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                                                                       EXHIBIT 5

[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P.]
40 N. Central Avenue, Suite 2700, Phoenix, Arizona 84001
Phone: 602-528-4000     Fax: 602-253-8129

December 6, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for Silicon Gaming, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 15,657,490 shares of the Common Stock, $.001 par value, of the Company which may be issued pursuant to the Company's 1999 Long-Term Compensation Plan (the "Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the 15,657,490 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.